Exhibit 99.2

First Amendment to

Copano Energy, L.L.C.

Long-Term Incentive Plan

WHEREAS, Copano Energy, L.L.C. (the “Company”) maintains the Copano Energy, L.L.C. Long-Term Incentive Plan (the “LTIP”) for the purpose of granting Awards thereunder to Employees and Directors of the Company and its Affiliates who perform services for the Company and its Affiliates; and

WHEREAS, the Company desires to amend the Plan to increase the number of Units that may be delivered in payment of Unit Awards, Restricted Units and Phantom Units under the Plan;

NOW, THEREFORE, the following provisions of the Plan shall be amended to read as follows:

SECTION 4.     Units.

(a)     Limits on Units Deliverable.  Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan shall not exceed the lesser of (i) 5,000,000 Units or (ii) the number of units equal to 10% of the sum of total common units outstanding and the total amount of common units that may be issued to the holders of any outstanding equity securities convertible into common units, exclusive of outstanding Awards under the Plan, determined at the time of any Award; provided, however, that no more than 50% of such Units (as adjusted pursuant to Section 4(c)) may be delivered in payment of Unit Awards, Restricted Units and Phantom Units.  If any Award (including Restricted Units) is terminated, forfeited or expires for any reason without the delivery of Units covered by such Award, or Units are withheld from an Award to satisfy the exercise price or tax withholding obligation with respect to such Award, such Units shall again be available for delivery pursuant to other Awards granted under the Plan.  Notwithstanding the foregoing, there shall not be any limitation on the number of Awards that may be granted under the Plan and paid in cash.

All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

Except as amended and modified hereby, the Plan shall continue in full force and effect, and the Plan and this instrument shall be read, taken and construed as one and the same instrument.

Effective:  May 14, 2009.